SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement

[ ]    Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))

[ ]    Definitive Proxy Statement

[X]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant toss.240.14a-12

                     STRONG CONSERVATIVE EQUITY FUNDS, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)      Title of each class of securities to which transaction applies:
                                                                         -------
(2)      Aggregate number of securities to which transaction applies:
                                                                      ----------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)      Proposed maximum aggregate of transaction:
                                                    ----------------------------
(5)      Total fee paid:
                         -------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:
                                 -----------------------------------------------
(2)      Form, Schedule or Registration Statement No.:
                                                       -------------------------
(3)      Filing Party:
                       ---------------------------------------------------------
(4)      Date Filed:
                     -----------------------------------------------------------




                                TALKING MATERIALS


TOPIC: Additional information regarding the American Utilities Fund Proxy

DETAILS: The Board of Directors of the American Utilities Fund recently approved several proposals. The proposals are attached at the end of this email together with a press release from Strong on October 3rd, 2001. Please review these for additional information.

WHY? These changes were made for a variety of reasons. One reason is that recent changes passed by the SEC would require the Fund to maintain an even higher concentration (80 percent from previously 65%) in utilities stocks starting in July of 2002. Instead of making the fund even more narrowly focused on utility stocks, we wanted to provide for increased investment flexibility for the fund by enabling the managers to invest more broadly across a variety of industries. Another reason is that the changes will allow the fund to become diversified, rather than taking large positions in a small number of individual stocks.

THE CHANGES: The bottom line of the changes is: if the proposals are approved by shareholders, the Fund will change its name and investment strategy, certain fundamental investment limitations will be removed or revised, and the advisory fee of the fund will increase.

This will allow the Fund managers to not limit themselves to the utilities sector, but instead to look in all areas of the Large Cap arena to find dividend paying, common stocks. To select investments for the fund, the managers will focus on companies that are expected to grow over time and support a growing dividend payment, as well stocks that do not pay dividends currently, but offer prospects for capital growth and future dividend payments. The managers specifically look for companies with good future prospects and whose current stock prices are undervalued relative to the general market, the industry average, or the company's historical valuation based on earnings, cash flow, book value, or dividends.

DIVIDENDS: The American Utilities Fund has a history of paying out dividends to its shareholders. To the extent they are available, the Fund will continue to pay dividends from net investment income on a quarterly basis.

The Board approved the adoption of revised fundamental investment policies pending shareholder approval.

o    To make the Fund a diversified Fund instead of a non-diversified Fund
o The fund may no longer invest 25% or more of the Fund's assets in issuers in the same industry, including the public utilities industry.

In addition, the Board approved the following advisory agreements, subject to shareholder approval:

o A revised Advisory Agreement between Strong Capital Management and Strong Conservative Equity Funds, Inc. on behalf of the fund, to increase the advisory fee due to the broadening of the fund's investment strategy from a non-diversified utilities fund to a diversified large cap fund.
o A revised subadvisory agreement between W.H. Reaves & Co., Inc and Strong Capital Management, that provides for and increase or decrease in the fee payable to Reaves, based on the fund's performance as compared to the Russell 1000 Value Index.

In addition, if the proposals listed above are all approved, the following changes will also be made:

o    The name of the fund will change to the Strong Dividend Income Fund.
o The investment strategy of the fund will change to allow the fund to invest primarily in dividend paying, large capitalization common stocks.